NIVS Announces
Preliminary Results of Operations for 2009

Huizhou, Guangdong, China, February 23, 2010 – NIVS IntelliMedia Technology Group, Inc. (“NIVS” or the “Company”) (NYSE Amex: NIV), a consumer electronics company that designs, manufactures and sells intelligent audio and visual products, today announced preliminary results of operations for its fiscal 2009 year end.

Preliminary results from the Company’s 2009 fiscal year ended December 31, 2009 include:

•	Estimated revenue of $184 million to $186 million for the year ended December 31, 2009 as compared to $143.6 million for the year ended December 31, 2008.

•
Estimated net income for the year ended December 31, 2009 of $23.5 million to $25.5 million as compared to $13 million for the year ended December 31, 2008 – of note is that net income for 2009 was positively affected by the reversal in 2009 of $2.7 million of bad debt allowance. This reversal in 2009, combined with $2.5 million of bad debt expense recorded in 2008 resulted in $5.2 million of the estimated $10.5 to $12.5 million increase in estimated net income for 2009. The Company believes the reversal of its bad debt allowance was justified due to an improvement in the Chinese economy in late 2009, stable collection of accounts receivable in 2009 and the Company’s efforts to collect outstanding old accounts receivables in 2009.

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General and administrative expense for the year ended December 31, 2009 are estimated to be $1.5 million to $1.7 million as compared to $8.7 million for the year ended December 31, 2008 – of note is that the substantial portion of such decrease relates to the above-referenced $5.2 million decrease in general and administrative expense resulting from the $2.7 million reversal of bad debt allowance in 2009 and the $2.5 million bad debt expense recorded in 2008.

•
Cash and cash equivalents at December 31, 2009 were approximately $6.0 million with a working capital deficit of $4.6 million as compared to $0.5 million of cash and cash equivalents and an $18.6 working capital deficit for the period ended December 31, 2008

“We are encouraged to report strong estimated revenue and net income growth for fiscal 2009. The improvement in our working capital position at year-end as compared to the previous year-end period is also encouraging,” commented Mr. Tianfu Li, NIVS’ Chairman and Chief Executive Officer.

About NIVS IntelliMedia Technology Group, Inc.

NIVS IntelliMedia Technology Group is an integrated consumer electronics company that designs, manufactures, markets and sells intelligent audio and video products in China, Greater Asia, Europe, and North America. The NIVS brand has received “Most Popular Brand” distinction in China’s acoustic industry for three consecutive years, among numerous other awards.  NIVS has developed leading Chinese speech interactive technology, which forms a foundation for the Company’s intelligent audio and visual systems, including digital audio, LCD televisions, digital video broadcasting (“DVB”) set-top boxes, peripherals and more.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including, but not limited to completion and audit of the Company's financial statements for the fourth quarter and year end 2009; the Company's ability to remediate the significant deficiencies and/or material weakness(es) in its internal controls; the Company’s ability to effectively integrate the operations and management of acquisition targets; the Company’s ability to timely deliver products; the Company’s ability to timely develop and market new products; the Company’s ability to continue to borrow and raise additional capital to fund its operations; the Company’s ability to accurately forecast amounts of supplies needed to meet customer demand; exposure to market risk through sales in international markets; the market acceptance of the Company’s products; exposure to product liability and defect claims; fluctuations in the availability of raw materials and components needed for the Company’s products; protection of the Company’s intellectual property rights; and changes in the laws of the PRC that affect the Company’s operations. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the discussed above and in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume an obligation to update these forward-looking statements.

For more information, please contact:

Company Contact:
Jason Wong
Vice President Investor Relations
Tel: +86-138 299 16919
Email: jason@nivsgroup.com

Investor Contact:
United States & Canada
BPC Financial Marketing
John Baldissera
Tel: 800-368-1217